Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Nucor Corporation’s 2009 Annual Report to Stockholders, which is incorporated by reference in Nucor Corporation’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the incorporation by reference of our report dated February 25, 2010, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP
Charlotte, North Carolina
May 25, 2010